EXHIBIT 10.2


                     MARTIN E. JANIS & COMPANY, INC.
                           PUBLIC RELATIONS
                       919 North Michigan Avenue
                        Chicago, Illinois 60611
                            (312) 943-1100



Mr. Brent J. Humphrey
President and Chief Executive Officer
ULTRA SHIELD PRODUCTS INTERNATIONAL
10096 Sixth Street, Unit P
Rancho Cucamonga, CA 91730-5750


Dear Brent:


I am delighted with the decision of Ultra Shield Products International to retain Martin E. Janis & Company, Inc., and wish to assure you that we shall apply our best efforts to carry out a public relations program consistent with our conversations on this subject.

The following shall outline the mutual areas of responsibility in our program.

Martin E. Janis & Company, Inc. shall begin a one-year program, commencing on February 1, 1999, to continue through January 31, 2000. At the end of six months, on July 31, 1999, either party shall have the option to cancel the relationship, such termination to be effective as of the July 31, 1999 date. If the program continues after July 31, 1999, then it shall run for the remaining six months through January 31, 2000.

The agency shall introduce Ultra Shield Products International to brokerage firms; the money managers and research departments of certain funds and institutions; analysts; special situation people or special investing groups; and other persons or entities who may have a direct interest in the stock - and the agency shall continue to maintain communications with the above described after the initial contact. Through a series of meetings in selected cities, the agency shall begin and continue to maintain contact with the aforementioned. Contact shall also be established and maintained by written correspondence, personal visits, individual telephone conversations and teleconferencing.

Further, the agency shall create and carry out a publicity program in the following areas - financial newspapers, magazines and periodicals; new, feature and financial sections of the national new magazines; wire services and feature syndicates; financial, news and feature selections of daily newspapers; on financial TV and radio programs; and trade periodicals circulating in Ultra Shield Products International's areas of activity. This will follow the pattern described in the agency's conversations on the subject and with the agency's presentation.

The public relations and publicity program shall be centered around general corporate activity; the company's present and potential customer base; current and new technologies; company personnel and executives; corporate history, past accomplishments and future goals; sales and earnings; expansion programs; acquisitions; management and management philosophy; and other salient subjects that will enhance the corporate image. Such publicity will result from the agency's distribution of press releases, from press presentations, and from special press interviews.

The agency shall write, develop and create the financial written and graphic materials - the annual reports; the interim reports; and special communiques to the shareholder and to the financial community.

Martin E. Janis & Company, Inc. shall be compensated as follows: At the outset of the program, Martin E. Janis & Company, Inc. shall receive 500,000 shares of free-trading Ultra Shield Products International stock. This shall recompense the agency for the service fee for the period February 1, 1999 through July 31, 1999. This certificate shall be delivered to Martin E. Janis & Company, Inc. on or shortly after February 1, 1999. If the relationship shall continue for the second phase of the program, covering the period August 1, 1999 through January 31, 2000, then Martin E. Janis & Company, Inc. shall receive another 500,000 shares of free trading Ultra Shield Products International, Inc. stock, on or shortly thereafter the August 1, 1999 date. This shall serve as the service fee for the period August 1, 1999 through January 31, 2000.

In addition to the above quoted retainer fee, routine out-of-pocket costs, covering such items as printing and mailing, clipping services, long distance telephones and faxes, xeroxing, photography, media entertainment, and the like, shall be borne by Ultra Shield Products International, Inc. These out-of-pocket costs, however, shall not exceed $300 - $400 per month unless specified approval is given thereto by the client.

The above routine out-of -pocket costs shall be itemized with received vouchers, and billed at the end of each month, and are payable to the agency upon receipt of invoice.

All travel and other costs relating to company financial meetings in specific financial centers throughout the country will be budgeted and presented to the client for approval, one month prior to incurring said expenditures. Payment of these out-of-pocket expenditures shall be made upon receipt of and approval of these submitted estimated costs by the client prior to said meetings, as these expenses (hotel, travel, food and beverage, and the like) are paid up front by the agency, at the time they are incurred. At the end of these specific travel projects, when all the actual bills are in and collated, they shall be submitted to the client, and an adjustment will be made either way, equating the actual expense with the estimated advance.

All costs pertaining to graphics the annual report, quarterly interim reports, special shareholder communiques, and the like, shall likewise, be budgeted and presented to Ultra Shield Products International, Inc. for approval and payment before said expenditures are incurred.

Another service rendered by this firm is the arranging of financing. Through the firm's relationship with the investment banking community, we are able to introduce your company to potential sources of financing - investment bankers
- brokerage firms - venture capital groups - and individuals or special group investors. If this service is rendered, and moneys are raised for Ultra Shield Products International through the efforts of Martin E. Janis & Company, Inc. then a special fee shall be paid to this firm, based on and agreed percent of the monies raised.

An Account Executive, an agency vice president, shall be assigned to work on this account, along with other agency creative and executive personnel in the firm's offices. Martin E. Janis shall be involved with various agency executives and staff and Ultra Shield Products International, Inc. executives in the overall coordination, direction and implementation of the program.

I believe this letter covers the pertinent points in our proposed working relationship. Will you kindly indicate your approval by signature on the attached copy and return same to me at your early convenience.

I look forward to seeing you and to a successful relationship with you and your organization over this next period.

                                   Cordially,

                                   MARTIN E. JANIS & COMPANY, INC.

                                   By:  /s/ Martin E. Janis
                                        Martin E. Janis, Chairman of the Board



MEJ/mdc


APPROVED:

By:  /s/ Brent J. Humphrey
     Brent J. Humphrey, President and CEO
     Ultra Shield Products International